Exhibit 7.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

Consolidated ratio of earnings to fixed charges calculated under IFRS

	For the Year Ended 31 December
	2006	2005	2004
	(in millions of EUR except ratios)
Excluding interest on deposits(1)
Operating profit before taxes	5,073	5,684	3,263
Add: fixed charges	9,466	7,261	4,284
Earnings before taxes and fixed charges	14,539	12,945	7,547

Fixed charges	9,466	7,261	4,284

Ratio of earnings to fixed charges	1.54	1.78	1.76

Including interest on deposits(1)
Fixed charges as above	9,466	7,261	4,284
Add: interest on deposits	17,657	15,654	10,571
Total fixed charges and interest on deposits	27,123	22,915	14,855

Earnings before taxes and fixed charges	14,539	12,945	7,547
Add: interest on deposits	17,657	15,654	10,571
Earnings before taxes and fixed charges and interest on deposits	32,196	28,599	18,118

Ratio of earnings to fixed charges	1.19	1.25	1.22

(1) Deposits include Banks and Total customer accounts.

Consolidated ratio of earnings to fixed charges calculated under US GAAP

	For the Year Ended 31 December
	2006	2005	2004
	(in millions of EUR except ratios)
Excluding interest on deposits(1)
Operating profit before taxes	5,018	3,533	1,975
Add: fixed charges	9,466	7,261	4,284
Earnings before taxes and fixed charges	14,484	10,794	6,259

Fixed charges	9,466	7,261	4,284

Ratio of earnings to fixed charges	1.53	1.49	1.46

Including interest on deposits(1)
Fixed charges (as above)	9,466	7,261	4,284
Add: interest on deposits	17,657	15,654	10,571
Total fixed charges and interest on deposits	27,123	22,915	14,855

Earnings before taxes and fixed charges	14,484	10,794	6,259
Add: interest on deposits	17,657	15,564	10,571
Earnings before taxes and fixed charges and interest on deposits	32,141	26,448	16,830

Ratio of earnings to fixed charges	1.19	1.15	1.13

(1) Deposits include Banks and Total customer accounts.